Exhibit 10.31

capstone holding corp.

Subscription Agreement

This Subscription Agreement (this “Agreement”) is entered into as of February ___, 2025 by and between Capstone Holding Corp., a Delaware corporation (the “Company”), and Nectarine Management LLC, a Delaware limited liability company (the “Subscriber”).

WHEREAS, the Company and the Subscriber desire to enter into an agreement pursuant to which the Subscriber will subscribe for and purchase, and the Company will issue and sell, nine hundred eighty-five thousand and sixty-three (985,063) shares of the Company’s Series B Preferred Stock on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Subscription. The Subscriber hereby subscribes for and purchases, and the Company hereby issues and sells to the Subscriber, nine hundred eighty-five thousand and sixty-three (985,063) shares of the Company’s Series B Preferred Stock (the “Subscribed Stock”) for a purchase price of Thirty Thousand Dollars ($30,000) (the “Subscription Price”).

2.	Payment of Subscription Price. The Subscriber will pay the Subscription Price by wire transfer on the date of issuance of shares of the Company’s common stock pursuant to the Form S-1 registration statement publicly filed with the Securities and Exchange Commission on February __, 2025, as amended.

3.	Investment Purpose; Restrictions on Transfer. In connection with and as an inducement to the Company to permit the subscription for the Subscribed Stock, the Subscriber hereby:

A.	Represents and warrants to the Company that the Subscribed Stock is being acquired for the account of the Subscriber for investment purposes only and not with a view to or in connection with any public distribution thereof within the meaning of any applicable federal or state securities laws (“Securities Laws”).

B.	Covenants that the Subscriber shall not effect any sale, transfer or other disposition of the Subscribed Stock in violation of Securities Laws.

C.	Covenants that the Subscribed Stock shall be held by the Subscriber indefinitely and shall not be sold, pledged or otherwise transferred unless it is subsequently registered under the Securities Act of 1933, as amended (the “Act”) or an exemption from such registration is then available and otherwise in accordance with Securities Laws.

4.	Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice of law or conflicts of laws rules or provisions (whether of the State of Delaware or any other jurisdiction).

5.	Counterparts and Delivery. This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and same instrument. The delivery of this Agreement may be effected by means of an exchange of facsimile signatures or other electronic delivery.

[signatures on following page]

IN WITNESS WHEREOF, the Company and the Subscriber have caused this Subscription Agreement to be duly authorized and executed as of the date first above written.

SUBSCRIBER:

NECTARINE MANAGEMENT LLC

By:
Name:	Michael Toporek
Title:	CEO

Address:	776 6th Avenue, 2nd Floor,
New York, NY 10001
Attn: Michael Toporek

COMPANY:

CAPSTONE HOLDING CORP.

By:
Name:	Edward Schultz
Title:	CFO